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                                                                     EXHIBIT 8.1

                           [TYSON HOPKINS LETTERHEAD]



October 8, 1998



U.S. Automobile Acceptance SNP-IV, Inc.
1120 N.W. 63rd St.
Suite 108
Oklahoma City, OK 73116



          RE:  Federal Tax Consequences relating to
               investments in Notes of the Company

Gentlemen,

         You have requested my opinion regarding the material Federal Income Tax Consequences of investment in Notes by Note holders of U.S. Automobile Acceptance SNP-IV, Inc. ("the Company"). I have prepared my opinion from certain information provided by you and certain facts. I have reviewed the drafts of the prospectus as included in the Registration Statement under the Securities Act of 1933 of U.S. Automobile Acceptance SNP-IV, Inc. pursuant to which the Notes will be offered ("the prospectus").

         I am of the opinion that the Federal Income Tax Consequences section of the prospectus states all material Federal Income Tax Consequences to holders of Notes of the Company. I explicitly confirm and adopt all matters as set forth in the Federal Income Tax Consequences section of the prospectus and are thereby deemed to be incorporated in my opinion.



Sincerely,

/s/ Tyson Hopkins

Tyson Hopkins
Certified Public Accountant